AGF Investments Trust 485BOS

Exhibit 99.h.vi

SECOND AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

THIS SECOND AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT, dated November 1, 2026, between AGF Investments Trust (the “Trust”), on behalf of the series of the Trust set forth on Schedule A (each, a “Fund”), and AGF Investments LLC (the “Adviser”).

WHEREAS, the Adviser has been appointed the adviser of each of the Funds pursuant to an Investment Advisory Agreement (the “Investment Advisory Agreement”) between Adviser and the Trust, on behalf of the Funds;

WHEREAS, the Trust and the Adviser previously entered into an agreement, dated November 1, 2020, to limit certain expenses of the Funds; and

WHEREAS, the Trust and the Adviser desire to enter into this agreement (“Expense Limitation Agreement”), superseding the agreement dated November 1, 2020, to limit certain expenses of the Funds;

NOW, THEREFORE, the Trust and the Adviser hereby agree, with respect to each Fund, as follows:

1.	The Adviser hereby agrees to waive current payment of fees and/or reimburse expenses of each Fund (excluding interest, taxes, brokerage commissions and other expenses that are capitalized in accordance with generally accepted accounting principles, dividend, interest and brokerage expenses for short positions, acquired fund fees and expenses, and extraordinary expenses of the Fund) so that the net annual fund operating expenses (“Operating Expenses”) of each Fund are limited to an annual rate (as a percentage of the Fund’s average daily net assets) as set forth on Schedule A (“Expense Limit”).

2.	The Adviser shall look only to the assets attributable to the respective Fund for performance of this Expense Limitation Agreement and for payment of any claim the Adviser may have hereunder, and no other series of the Trust or any of the Trust’s trustees, officers, employees, agents or shareholders, whether past, present or future, shall be personally liable therefor.

3.	Notwithstanding any other terms in this Expense Limitation Agreement, in order to prevent shareholders from incurring duplicative management fees, the Adviser will reduce its management fee charged to a Fund equal to the amount of any acquired fund fees and expenses (“AFFE”) attributable to the management fee paid to the Adviser (or an affiliated person of the Adviser) by an underlying fund in which the Fund invests (“AFFE Waiver”).

4.	This Expense Limitation Agreement is made and to be performed principally in the Commonwealth of Massachusetts, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Expense Limitation Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. Any amendment to this Expense Limitation Agreement shall be, subject to approval by the Board of Trustees of the Fund (“Board”), in writing and signed by the parties hereto.

5.	This Expense Limitation Agreement shall be in effect for an initial term of one (1) year and renew automatically for one-year terms thereafter, unless the Adviser provides the Board with written notice of termination at least 120 days’ prior to the start of the next term.

6.	This Expense Limitation Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Fund, on behalf of the Fund. This Expense Limitation Agreement, as it relates to a Fund, will terminate automatically if the Advisory Agreement with respect to such Fund is terminated, with such termination effective upon the effective date of the Advisory Agreement’s termination.

7.	This Agreement supersedes and terminates any prior Expense Limitation Agreement entered into among the Funds and the Adviser.

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IN WITNESS WHEREOF, the parties hereto have executed this Expense Limitation Agreement.

AGF Investments Trust

By:	/s/ William H. DeRoche, Jr.
Name:	William H. DeRoche, Jr.
Title:	President, AGF Investments Trust

AGF Investments LLC

By:	/s/ Judy Goldring
Name:	Judy Goldring
Title:	Director

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EXPENSE LIMITATION AGREEMENT

Schedule A

Fund	Expense Limit (as percentage of the Fund’s average daily net assets)	Effective Date	Automatic Renewal Date
AGF U.S. Market Neutral Anti-Beta Fund	0.45%	November 1, 2026	One (1) year after the Effective Date, and every 12 months thereafter

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